UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*

        Varner Technologies, Inc. (f/k/a Peppermill Capital Corporation)
                                (Name of Issuer)

                          Common Stock, $.001 Par Value
                         (Title of Class of Securities)

                                    922254107
                                 (CUSIP Number)

                                 August 22, 2001
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)
|X|  Rule 13d-1(c)
|_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 922254107                  13G                       Page 2 of 7 Pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Varner Technologies, Inc.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [_]
                                                                   (b) [_]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER

   SHARES                0
                ----------------------------------------------------------------
BENEFICIALLY       6     SHARED VOTING POWER

  OWNED BY
                         0
   EACH        -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER
  REPORTING
                         0
   PERSON       ----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
    WITH
                         0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------

CUSIP NO. 922254107                  13G                       Page 3 of 7 Pages

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          CO
--------------------------------------------------------------------------------

CUSIP NO. 922254107                  13G                       Page 4 of 7 Pages


ITEM 1.

     (a)  Name of Issuer
               Varner Technologies, Inc. (f/k/a Peppermill Capital Corporation)

     (b)  Address of Issuer's Principal Executive Offices
               1819 Clarkson Road
               Suite 204
               Chesterfield, MO 63017

ITEM 2

     (a)  Name of Person Filing
               Varner Technologies, Inc.

     (b) Address of principal Business Office or, if none, Residence 1819 Clarkson Road
               Suite 204
               Chesterfield, MO 63017

     (c)  Citizenship
               United States

     (d)  Title of Class of Securities
               Common Stock, $.001 Par Value

     (e)  CUSIP Number
               922254107

ITEM 3

     N/A

ITEM 4    OWNERSHIP

     (a)  Amount Beneficially Owned
               0

     (b)  Percent of Class
               0

CUSIP NO. 922254107                  13G                       Page 5 of 7 Pages


     (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote
                         0

               (ii) shared power to vote or to direct the vote
                         0

               (iii) sole power to dispose or to direct the disposition of
                         0

               (iv) shared power to dispose or to direct the disposition of
                         0


ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the securities, check the following. |X|

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               N/A

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               N/A

ITEM 9    NOTICE OF DISSOLUTION OF GROUP.

               N/A

CUSIP NO. 922254107                  13G                       Page 6 of 7 Pages

ITEM 10   CERTIFICATION.

               N/A

CUSIP NO. 922254107                  13G                       Page 7 of 7 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. The filing of this statement shall not be construed as an admission that the undersigned is for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.


                                               August 22, 2001
                                               --------------------
                                               Date


                                               /s/Clayton W. Varner
                                               ----------------------------
                                               Clayton W. Varner, President
                                               of Varner Technologies, Inc.